Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of the 5th day of May, 2009, between Money4Gold Holdings, Inc., a Delaware corporation (the “Company”), and Douglas Feirstein (the “Executive”).

WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s services, information concerning proposed new services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information, as defined by Section 8, and information about the Company’s executives, officers, and directors, which necessarily will be communicated to the Executive by reason of his employment by the Company; and

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial, significant, or key relationships with vendors, and Customers, as defined below, actual and prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and following (for a reasonable time) termination of this Agreement; and

WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1.

Representations and Warranties.  The Executive terminates his Employment Agreement with MGE Enterprises Corporation (“MGE”) effective immediately and acknowledges that MGE has no liability to the Executive. The Executive hereby represents and warrants to the Company that he (i) is not subject to any written non-solicitation or non-competition agreement affecting his employment with the Company (other than any prior agreement with the Company), (ii) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his  employment with the Company (other than any prior agreement with the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.

Term of Employment.

(a)

Term.  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period of three (3) years commencing as of the date of this Agreement (the “Term”), unless sooner terminated in accordance with the provisions of Section 6.  The Term shall be automatically renewed for successive one-year terms unless notice of non-renewal is give by either party at least sixty (60) days before the end of the Term.

(b)

Continuing Effect.  Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 7 and 8 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.

3.

Duties.

(a)

General Duties. The Executive shall serve as the Chief Executive Officer of the Company, with duties and responsibilities that are customary for such an executive. The Executive shall also perform services for such subsidiaries of the Company as may be necessary.  The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.  The Executive shall report to the Board of Directors of the Company.

(b)

Devotion of Time.  Subject to the last sentence of this Section 3(b), the Executive shall devote reasonable time, attention and energies during normal business hours (exclusive of vacation time referenced in Section 5(a) and of such normal holiday periods as have been established by the Company) to the affairs of the Company.  The Executive may enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business, or organization, without the prior consent of the Board of Directors of the Company, provided such services do not materially interfere with the services to be rendered pursuant to this Agreement and do not violate the provisions of Section 7 below.  Notwithstanding the foregoing, nothing in this Agreement shall restrict the Executive from devoting time to passive personal investments, private business affairs, educational and charitable interests, provided that none of such activities, individually or in the aggregate, interferes with the performance of his duties and responsibilities hereunder or conflicts or competes with the interests of the Company.

(c)

Location of Office. The Executive’s office shall be located at the Company’s  offices located in Broward County, which office may be moved to another location in Broward County, Florida.  The Executive’s job responsibilities shall include reasonable business travel necessary to the performance of his job.

(d)

Adherence to Inside Information Policies.  The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party.  The Executive shall promptly execute any documents generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

4.

Compensation and Expenses.

(a)

Salary.  For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $200,000  (the “Base Salary”), payable in installments in accordance with the Company’s payroll practices.   The Base Salary shall increase to $225,000 per year commencing six months after the date of this Agreement.

(b)

Discretionary Bonus.  In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to such bonus compensation (in cash, capital stock or other property) as a majority of the Board of Directors of the Company may determine from time to time in their sole discretion.

(c)

Expenses.  In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices.  Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, executive officers.

5.

Benefits.

(a)

Vacation.  For each 12-month period during the Term, the Executive shall be entitled to four (4) weeks of vacation without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit.   Vacation time shall not include sick leave, disability or holiday periods established by the Company.

(b)

Employee Benefit Programs.  The Executive is entitled to participate in any pension, 401(k), insurance or other employee benefit plan that is maintained by the Company for its executives, including programs of life and medical insurance and reimbursement of membership fees in professional organizations.

(c)

Directors and Officers Insurance.  The Executive shall be provided the same directors’ and officers’ insurance available to all other officers and directors.

6.

Termination.

(a)

Death or Disability.  Except as otherwise provided in this Agreement, this Agreement shall automatically terminate without act by any party upon the death or disability of the Executive.  For purposes of this Section 6(a), “disability” shall mean (i)  the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three  months under an accident and health plan covering employees of the Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration.  Any question as to the existence of a disability shall be determined by a majority of the members of the Board of Directors of the Corporation based on available information (or the Social Security Administration, where applicable). In the event that the Executive’s employment is terminated by reason of Executive’s death, the Executive’s estate shall receive (i) three (3) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes, and (ii) continued provision for a period of one (1) year following the Executive’s death of benefits, except perquisites, under any employee benefit plan extended from time to time by the Company to its senior executives. In the event that the Executive’s employment is terminated by reason of Executive’s disability, the Company shall pay the following to the Executive: (i) eighteen (18) months’ Base Salary at the then current rate, to be paid from the date of termination until paid in full in accordance with the Company’s usual practices, including the withholding of all applicable taxes; (ii) continued provision during said eighteen (18) month period of the benefits, except perquisites, under any employee benefit plan extended from time to time by the Company to its senior executives; and (iii) any earned but unpaid bonuses; provided, however, the Company may credit against such amounts any proceeds paid to the Executive with respect to any disability policy maintained for his benefit.

(b)

Termination for Cause or Without Good Reason.  The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive 30 days prior written notice of termination setting forth in reasonable detail the basis for such termination.  Such termination shall become effective upon the giving of such notice. Upon any such termination for Cause, or in the event the Executive terminates his employment with the Company without “Good Reason,” as defined below, then the Executive shall have no right to compensation, or reimbursement under Section 4, or to participate in any Executive benefit programs under Section 5, except as may otherwise be provided by law, for any period subsequent to the effective date of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive shall engage in material, gross and willful misconduct in connection with his employment duties under this Agreement, and (ii) the Executive commits is charged or convicted of a felony or act of dishonesty resulting in material harm to the Company.

(c)

Termination Without Cause, or For Good Reason.

(i)

The Executive may terminate this Agreement for Good Reason (as defined below in Section 6(c)(ii)).  In the event the Executive terminates this Agreement for Good

Reason, or the Company terminates the Executive without Cause, then, in either case, the Company shall pay to the Executive (i) eighteen (18) months’ Base Salary at the then current rate, to be paid from the date of termination until paid in full in accordance with the Company’s usual practices, including the withholding of all applicable taxes;(ii) any accrued benefits under any employee benefit plan extended to Executive at the time of its termination, and (iii) payment on a prorated basis of any bonus or other payments earned in connection with any bonus plan to which Executive was a participant as of the date of Executive’s termination of employment.

(ii)

The term “Good Reason” shall mean the Company materially breaches this Agreement. Prior to the Executive terminating his employment with the Company for Good Reason, Executive must provide written notice to the Company that such Good Reason exists and setting forth, in detail, the grounds the Executive believes constitutes Good Reason.  If the Company does not cure the condition(s) constituting Good Reason within thirty (30) days following receipt of such notice, then Executive’s employment shall be deemed terminated for Good Reason.

(iii)

Upon expiration of the term of this Agreement where the Company has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Company, the Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time.  In the even the Company tenders Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the executive’s employment were terminated due to Section 6(c); provided however, if such Non-Renewal Notice was triggered due to the Company’s statement that the Executive’s employment was terminated due to Section 6(b) then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

7.

Non-Competition Agreement.

(a)

Competition with the Company.  Until termination of his employment and for a period of one year commencing on the date of termination, except if termination is for “Without Cause” or “With Good Reason”, the Executive (individually or in association with, or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Agreement also includes any of its affiliates) by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States. For purposes of this Agreement, the term “compete with the Company” shall refer to the principal business activity in which the Company was engaged as of the termination of the Executive’s employment or reasonably expected to engage in within three months of termination of employment; provided, however, the foregoing shall not prevent the Executive from (i) accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company’s business (the “Prohibited Business”) if the Executive’s employment is totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; provided, further, the foregoing shall not prohibit the Executive from owning up to five percent of the securities of any publicly-traded enterprise provided that the Executive is not a director, officer, consultant, employee, partner, joint venturer, manager, member of, or to such enterprise, or otherwise compensated for services rendered thereby.

(b)

Solicitation of Customers.  During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company.  For purposes of this Agreement, the term “Customer” means any person, firm, corporation, partnership, limited liability company, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 12-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, limited liability company, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.

(c)

Solicitation of Employees or Independent Contractors. During the period in which the provisions of Section 7(a) and (b) shall be in effect, the Executive agrees that he shall not, directly or indirectly, request, recommend or advise any employee or independent contractor of the Company to terminate his or her employment or services with the Company, or solicit for employment or services or recommend to any third party the solicitation for employment or services of any person who, at the time of such solicitation, is employed by or contracted with the Company or any of its subsidiaries and affiliates.

(d)

No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 7, and confirms he has received adequate consideration for such undertakings.

(e)

References.  References to the Company in this Section 7 shall include the Company’s subsidiaries and affiliates.

8.

Non-Disclosure of Confidential Information.

(a)

Confidential Information. Confidential Information includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Services or Products (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of Customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Customer lists, Customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, Customers and former Customers. In addition, Confidential Information also includes Customers and the identity of and telephone numbers, e-mail addresses and other addresses of executives or agents of Customers who are the persons with whom the Company’s executives, officers, employees, and agents communicate in the ordinary course of business.  Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates.  For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company.  As used herein, the term “Services or Products” shall include all services or products for which the Company or any of its subsidiaries offered for sale and marketed during the Term and any other services or products which the Company or any of its subsidiaries has taken concrete steps to offer for sale, but not yet commenced marketing during the Term.

(b)

Legitimate Business Interests.  The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests.  These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business, technical, and/or or professional information that otherwise does not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key, relationships with specific prospective or existing Customers, subjects, vendors or suppliers; (iv) Customer goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, methods, operations and procedures.

(c)

Confidentiality. Following termination of employment, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company.  The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset.  The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise.  The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his  employment and then only with the authorization of an officer of the Company (excluding the Executive).  All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company, its Customers, or subjects, as the case may be.  The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential

Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive).

9.

Equitable Relief.

(a)

The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express  consent of the Board of Directors of the Company, shall leave his  employment for any reason and take any action in violation of Section 7 and/or Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below, to enjoin the Executive from breaching the provisions of Section 7 and/or Section 8.  In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

(b)

Any action must be commenced in Palm Beach County, Florida.  The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

10.

Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company.  The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

11.

Severability.

(a)

The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof.  Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)

If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

12.

Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, or next business day delivery, or by facsimile delivery (in which event a copy shall immediately be sent by Federal Express or similar receipted delivery), as follows:

To the Company:

Money4Gold Holdings, Inc.

595 South Federal Highway, Suite 600

Boca Raton, FL 33432

Facsimile: (954) 208-9862

Attention:  Mr. Daniel Brauser

With a Copy to:

Harris Cramer LLP

1555 Palm Beach Lakes Blvd.

Suite 310

West Palm Beach, FL  33401

Facsimile (561) 659-0701

Attention:  Michael D. Harris, Esq.

To the Executive:

Mr. Douglas Feirstein

330 SW 2nd Street, Suite 209

Fort Lauderdale, FL 33312

Facsimile:  (954) 527-8750

or to such other address or facsimile number, as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.

13.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

14.

Attorneys’ Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

15.

Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

16.

Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

17.

Additional Documents.  The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

18.

Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19.

Arbitration.  Except for a claim for equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Broward County, Florida (unless the parties agree in writing to a different location), before one arbitrator in accordance with the rules of the American Arbitration Association then in effect.  In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator.  The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

Notwithstanding the exclusion caused by the first clause of the prior sentence, the Executive shall receive such payments if provided for by a court or other administrative order.

20.

Section 409A.

(a)

Notwithstanding anything to the contrary contained in this Agreement, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20%

additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(b)

For purposes of this Section 23, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

(c)

To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(d)

To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e)

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f)

The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

Money4Gold Holdings, Inc.

By:	/s/ Daniel Brauser
Daniel Brauser, President

Executive:

By:	/s/ Douglas Feirstein
Douglas Feirstein